Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
View, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid

Secondary Offering	Equity	Class A common stock, $0.0001 par value	457(c)	3,362,646	$1.42	$4,774,957.32	.00011020	$526.21

Fees Previously Paid

Primary Offering	Equity	Class A common stock, $0.0001 par value	457(g)	17,033,303	$11.50	$195,882,984.50	.0000927	$18,158.36
	Equity	Class A common stock, $0.0001 par value	457(g)	3,272,159	$15.77	$51,601,947.43	.0000927	$4,783.51
	Equity	Class A common stock, $0.0001 par value	457(g)	21,342,191	$9.35	$199,549,485.85	.0000927	$18,498.24

Secondary Offering	Equity	Class A common stock, $0.0001 par value	457(c)	164,303,297	$1.70	$279,315,604.90	.0000927	$25,892.56
	Equity	Warrants to purchase Class A common stock	457(c)	366,666	$0.10	$36,666.60	.0000927	$3.40

		Total Offering Amounts						$67,862.28
		Total Fees Previously Paid						$67,336.07
		Net Fee Due						$526.21
(1)    Relates to (1) the issuance of Class A common stock (“Class A Common Stock”), par value $0.0001 per share, of View, Inc. (the “Registrant”) issuable upon the exercise of (a) private placement warrants (“Private Placement Warrants”) originally issued in a private placement to CF Finance Holdings II, LLC, in connection with the Registrant’s initial public offering, (b) public warrants, (c) warrants which were warrants of View Operating Corporation that were converted to warrants of the Registrant upon the closing of the Registrant’s initial business combination (“Rollover Warrants”), and (d) options which were options of View Operating Corporation that were converted to options of the Registrant upon the closing of the Registrant’s initial business combination, and (2) the offer and sale, from time to time, by certain holders or their permitted transferees of (x) Class A Common Stock (i) issued in various private placements, (ii) issuable upon the exercise of the Private Placement Warrants and certain Rollover Warrants, (iii) held by certain affiliates of the Registrant, and (iv) issuable upon the vesting of restricted stock units, and (y) the Private Placement Warrants.
(2)    In the event of a stock split, stock dividend or other similar transaction involving shares of Class A Common Stock, in order to prevent dilution, the number of shares of Class A Common Stock registered hereby shall be automatically increased to cover the additional shares of Class A Common Stock in accordance with Rule 416(a) under the Securities Act of 1933, as amended.
Table 2: Fee Offset Claims and Sources
Rule 457(p)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	View, Inc.	S-1	333-255103(1)	4/7/2021		$526.21	Equity	Common Stock	86,353,125	$750,441,560.50
	View, Inc.	S-1	333-255103(1)	4/7/2021		$526.21	Equity	Warrants to purchase Common Stock	366,666	$652,665.48

Fee Offset Sources	View, Inc.	S-1	333-255103(1)		4/7/2021						$526.21
(1)    On April 7, 2021, the Registrant filed a Registration Statement on Form S-1 (File No. 333-255103) (the “Prior S-1”) and paid a registration fee of $81,944.40. The Prior S-1 has been withdrawn by the Registrant, effective as of March 2, 2022. The Prior S-1 was not declared effective, and no securities were sold thereunder. In accordance with Rule 457(p) under the Securities Act of 1933, as amended, the Registrant is offsetting the registration fee for this Registration Statement against the fees previously paid in connection with the Prior S-1.